SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): November 3, 2005

ALERIS INTERNATIONAL, INC.

(Exact name of Registrant as specified in charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25825 Science Park Drive, Suite 400 Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 910-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

(a) On November 3, 2005, the Company announced a plan to close and dismantle its Carson, California rolling mill and coil coating facility. The plan provides that production at the Carson facility will be phased-out during the first quarter of 2006 and the site will be permanently closed shortly thereafter. After an evaluation of potentially redundant manufacturing facilities following the October 3, 2005 acquisition of ALSCO Holdings, Inc., the Company determined that process limitations at the Carson facility and the related unfavorable cost structure did not justify the continued operation this facility.

(b) The total costs associated with the closure are expected to range from $25 million to $30 million and consist of asset impairment charges in the range of $15 million to $20 million as set forth in Item 2.06 of this Current Report on Form 8-K, employee termination benefits of approximately $5 million, and other costs of approximately $5 million.

(c) The total amount excepted to be incurred in connection with the closure is $25 million to $30 million.

(d) The Company expects that the closure will result in future cash expenditures of approximately $10 million.

All anticipated costs and charges set forth in response to this Item 2.05 exclude potential gain, if any, on the sale of Carson facility assets.

Item 2.06. Material Impairments

(a) In accordance with the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, on November 3, 2005, the Company’s senior management concluded that as a result of the decision to close and dismantle the Carson facility it would be necessary to record an impairment charge on the long-lived assets associated with the Carson facility. The impaired assets consist of inventory and property, plant, and equipment.

(b) The Company estimates the impairment charge to be approximately $15 million to $20 million

(c) No portion of the impairment charge will result in future cash expenditures by the Company.

All anticipated impairment charges set forth in response to this Item 2.06 exclude potential gain, if any, on the sale of Carson facility assets.

Item 7.01. Regulation FD Disclosure

On November 3, 2005, Aleris issued a press release regarding closing and dismantling of the Carson facility. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Current Report on Form 8-K and on Exhibit 99.1 contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this report and on such exhibit that are not historical in nature are considered to be forward-looking statements. They include statements regarding our expectations, hopes, beliefs, estimates, intentions or strategies regarding the future. These include statements that contain words such as “believe”, “expect”, “ anticipate”, “intend”, “estimate”, “should”, and similar expressions intended to connote future events and circumstances, and include statements regarding future earnings and earnings per share, future improvements in margins, processing volumes and pricing, improvements in internal controls, future effects of derivatives accounting, anticipated continuation of strengthened U.S. and worldwide industrial activity, expected cost savings, and anticipated synergies resulting from the business combination between Commonwealth Industries, Inc. (“Commonwealth”) and us.

Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, our ability to effectively integrate the business and operations of Commonwealth and our other acquisitions; slowdowns in automotive production in the U.S. and Europe; the financial condition of our customers and future bankruptcies and defaults by our major customers; the availability at favorable cost of aluminum scrap and other metal supplies that we processes; our ability to enter into effective metals, natural gas and other commodity derivatives; future natural gas and other fuel costs; a weakening in industrial demand resulting from a decline in economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of our various facilities; restrictions on and future levels and timing of capital expenditures; retention of major customers; the timing and amounts of collections; the future mix of product sales vs. tolling business; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of uncertainties listed above; and other risks listed in our filings with the Securities and Exchange Commission, including but not limited to our annual report on Form 10-K for the year ended December 31, 2004 and our quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2005, particularly the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Cautionary Statement on Forward-Looking Information” contained therein.

The forward-looking statements contained in this report and on such exhibit are made only as of the date hereof. We do not assume any obligation to update any of these forward-looking statements.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Number	Description
99.1	Aleris Press Release dated November 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERIS INTERNATIONAL, INC.

Dated: November 3, 2005	/s/ Robert R. Holian
Robert R. Holian
Senior Vice President and Controller

INDEX TO EXHIBITS

Exhibit Number	Description	Page
99.1	Aleris Press Release dated November 3, 2005